                                                                      Exhibit 12


              Mitchell Energy & Development Corp. and Subsidiaries
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
        FOR THE YEARS ENDED JANUARY 31, 1996, 1995, 1994, 1993 AND 1992
                         (dollar amounts in thousands)



                                                     1996         1995         1994        1993         1992
                                                   --------     --------     --------    --------     --------
EARNINGS
Pretax earnings . . . . . . . . . . . . . . .      $ 58,331     $ 70,551     $ 47,376    $ 60,022     $ 73,188
Add (Deduct)
    Previously capitalized interest
      charged against pretax earnings . . . .        79,499(d)    22,158       11,552       9,545       14,887

    Losses of less-than-50%-owned persons . .             9        1,104           32          99           26
    Fixed charges (see below) . . . . . . . .        78,992       85,988       84,788      85,169       90,107
    Reverse effect of inclusion of interest
      capitalized in fixed charges above  . .       (28,561)     (33,011)     (33,956)    (34,161)     (37,460)

    Undistributed earnings of
      less-than-50%-owned persons . . . . . .        (4,321)        (914)      (3,594)    (10,305)     (10,521)
                                                   --------     --------     --------    --------     --------
                                                   $183,949     $145,876     $106,198    $110,369     $130,227
                                                   ========     ========     ========    ========     ========

FIXED CHARGES
Interest expense incurred
    Consolidated (a) (b)  . . . . . . . . . .      $ 65,802     $ 71,570     $ 75,252    $ 77,451     $ 84,025
    50%-owned persons . . . . . . . . . . . .         9,957        7,912        6,236       4,609        3,284
    Less-than-50%-owned persons . . . . . . .           -          3,032(e)      -           -            -
                                                   --------     --------     --------    --------     --------
                                                     75,759       82,514       81,488      82,060       87,309
Portion of rental expense representing
    interest (c)  . . . . . . . . . . . . . .         3,233        3,474        3,300       3,109        2,798
                                                   --------     --------     --------    --------     --------
                                                   $ 78,992     $ 85,988     $ 84,788    $ 85,169     $ 90,107
                                                   ========     ========     ========    ========     ========


RATIO OF EARNINGS TO FIXED CHARGES  . . . . .          2.33         1.70         1.25        1.30         1.45
                                                   ========     ========     ========    ========     ========


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(a) Consists of interest expense as reported in consolidated statements of earnings and interest expense related to finance operations which is reported as costs and expenses in the consolidated statements of earnings.
(b) At January 31, 1996, the Company had other outstanding guaranties of approximately $17,600,000 of indebtedness of third parties under which it has not been, nor is it expected that it will be, required to perform. Fixed charges related to these outstanding borrowings, estimated at approximately $800,000 for fiscal 1996, have been excluded from the reported fixed charges.
(c) Represents one-third of rental expense under operating lease agreements.
(d) Includes charges totaling $66,073,000 in connection with real estate property write-downs and timberlands sales.
(e) At January 31, 1995, the Company had an outstanding guaranty covering $58,667,000 of indebtedness of Belvieu Environmental Fuels (BEF), a 33.33%-owned entity, under which it could have been required to perform on May 31, 1995. Because of this, interest expense incurred during fiscal 1995 of $3,032,000 attributable to the Company's share of BEF's debt (all of which was capitalized by BEF) was included in the fixed charges of the Company. This guarantee was subsequently eliminated when BEF's debt was converted to a term loan during fiscal 1996.